UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CELLECTAR BIOSCIENCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Cellectar Biosciences, Inc.
100 Campus Drive
Florham Park, New Jersey 07932

Notice of 2025 Annual Meeting of Stockholders
To Be Held on June 13, 2025

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Cellectar Biosciences, Inc. (the “Company”) will be held on Friday, June 13, 2025, at 10:00 A.M., local time, virtually over the internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions online by visiting https://web.viewproxy.com/clrb/2025 and entering the 11-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied the proxy materials. We will hold the Annual Meeting for the following purposes:

1.	To vote upon the election of two Class II directors named in this proxy statement;

2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:10 and 1:30, if and when determined by our Board of Directors (the “Reverse Split Proposal”);

4.	To hold a non-binding advisory vote to approve named executive officer compensation; and

5.	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reverse Split Proposal; and

6.	To transact such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on Thursday, April 17, 2025, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2025:

The Notice of the Annual Meeting, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at https://web.viewproxy.com/clrb/2025.

By order of the Board of Directors

Chad J. Kolean, Secretary
Florham Park, New Jersey
April [●], 2025

TABLE OF CONTENTS

GENERAL INFORMATION	2
QUESTIONS AND ANSWERS	2
PROPOSAL 1 ELECTION OF DIRECTORS	8
Class II Director Nominees	8
Recommendation	9
Class III Directors – Term Expiring 2026	9
Class I Directors – Term Expiring 2027	10
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
Changes in Independent Registered Public Accounting Firm	11
Audit and Other Fees Paid to Baker Tilly	12
Audit and Other Fees Paid to Deloitte & Touche, LLP	13
Policy on Pre-Approval of Audit and Non-Audit Services	13
Recommendation	13
AUDIT COMMITTEE REPORT	14
PROPOSAL 3 APPROVAL OF AN Amendment to our Second Amended and Restated Certificate of Incorporation TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO BETWEEN 1:10 AND 1:30, IF AND WHEN DETERMINED BY OUR BOARD OF DIRECTORS	15
Recommendation	22
PROPOSAL 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	23
Recommendation	23
PROPOSAL 5 APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE THE REVERSE SPLIT PROPOSAL	24
Recommendation	24
EXECUTIVE OFFICERS	25
CORPORATE GOVERNANCE	26
Classified Board of Directors	26
Director Independence	26
Board Leadership Structure	26
Board Committees	27
Director Qualification Standards	28
Code of Business Conduct and Ethics	28
Insider Trading Policy	28
Compensation Committee Interlocks and Insider Participation	29
Role of the Board in Risk Oversight	29
Evaluations of the Board of Directors	29
Meetings of the Board of Directors	29
Director Attendance at the Annual Meeting of Stockholders	29
Prohibition on Hedging and Pledging of Company Securities	30
Communications with the Board	30
CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	36
Executive Compensation	36
Equity Awards	36
Employment Agreements	37
2024 Outstanding Equity Awards at Fiscal Year-End	37
Policies and Practices Regarding Long-Term Incentive Awards	39
Risks Related to Compensation Policies and Practices	39
Pay Versus Performance	40
2024 Director Compensation	43
WHERE YOU CAN FIND MORE INFORMATION	43
FORM 10-K	44

APPENDIX A: Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split

CELLECTAR BIOSCIENCES, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on June 13, 2025

GENERAL INFORMATION

This proxy statement is furnished to the stockholders of Cellectar Biosciences, Inc. (the “Company”, “Cellectar”, “we”, “us”, “our”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on June 13, 2025 at 10:00 A.M., local time, and at any adjournment or adjournments thereof.

We will hold the Annual Meeting as a virtual meeting held entirely over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions online by visiting https://web.viewproxy.com/clrb/2025 and entering the 11-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), your proxy card, or the voting instructions that accompanied these proxy materials. We believe that conducting the Annual Meeting as a virtual meeting will encourage higher levels of stockholder participation.

As permitted by the rules of the SEC, we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, available to our stockholders electronically via the Internet at https://web.viewproxy.com/clrb/2025. On or about April [•], 2025, we mailed to our stockholders a Notice containing instructions on how to access this proxy statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Notice. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Please note that information contained on our website does not constitute a part of, and is not incorporated by reference into, this proxy statement.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What proposals will be voted on at our Annual Meeting?

Stockholders will vote on five proposals at our Annual Meeting:

1.	the election of two Class II director nominees;

2.	the ratification of the appointment of Deloitte & Touche, LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:10 and 1:30, if and when determined by our Board of Directors (the “Reverse Split Proposal”); and

4.	to hold a non-binding advisory vote to approve named executive officer compensation; and

5.	to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reverse Split Proposal (the “Adjournment Proposal”).

We will also consider other business, if any, that properly comes before our Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, our by-laws, and Delaware General Corporation Law (“DGCL”), the named proxies will use their discretion in casting all of the votes that they are entitled to cast.

How does our Board recommend that stockholders vote on the proposals?

Our Board recommends that stockholders vote “FOR” the election of each director nominee named in this proxy statement, “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025; “FOR” the Reverse Split Proposal; “FOR” the approval, on a non-binding advisory basis, of named executive officer compensation; and “FOR” the Adjournment Proposal.

Who is entitled to vote?

The Record Date for our Annual Meeting is the close of business on April 17, 2025. As of the Record Date, there were issued, outstanding and entitled to vote 46,079,875 shares of our common stock, $0.00001 par value per share, and 35.60 shares of Series E-2 Convertible Voting Preferred Stock, par value $0.0001 per share (“Series E Preferred Stock”). Only stockholders of record of our common stock or Series E Preferred Stock as of the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the Record Date. Holders of the Series E Preferred Stock are entitled to vote together with the common stock on an as-if-converted-to-common-stock basis. Accordingly, holders of Series E Preferred Stock will be entitled to one vote for each whole share of common stock into which their Series E Preferred Stock is convertible on all matters submitted to a vote of stockholders.

What do I need for admission to our Annual Meeting?

You will be able to attend the Annual Meeting by visiting https://web.viewproxy.com/clrb/2025 and using your 11-digit control number included on your Notice, on your Proxy Card, or on the instructions that accompanied your Proxy Materials to enter the meeting.

The virtual meeting platform is fully supported across major web browsers and multiple device types. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual meeting login page. We will endeavor to answer as many questions submitted by stockholders as time permits at the Annual Meeting. Further information regarding procedures for asking questions and rules of conduct for the meeting will be posted on the virtual meeting login page. A replay of our Annual Meeting webcast will be available at https://web.viewproxy.com/clrb/2025 and will remain there for one year.

How can I vote my shares without attending our Annual Meeting?

If you are a holder of record of shares of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on your Notice or proxy card.

If you are a beneficial owner who holds your shares in street name, you have the right to direct your broker, bank, trustee, or other nominee on how to vote the shares held in your account. You should follow the instructions in the proxy materials provided to you by that organization to vote your shares or direct the organization on how to vote your shares.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

●	delivering a written notice of revocation of your proxy to the attention of the Secretary at the following address: 100 Campus Drive, Florham Park, New Jersey 07932;

●	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

●	attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or as otherwise instructed by such bank, broker or nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The routine matters to be presented at the Annual Meeting are the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal Two), the Reverse Split Proposal (Proposal Three) and the Adjournment Proposal (Proposal Five). The election of the Class II directors (Proposal One) and the approval, on a non-binding advisory basis, of named executive officer compensation (Proposal Four) are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises their discretionary voting authority on Proposal Three, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to the other proposals or any other non-routine matters that are properly presented at the Annual Meeting.

What constitutes a quorum?

In accordance with our by-laws, the presence at the Annual Meeting, either in person or by proxy, of the holders of record of one-third (1/3) of the shares of stock entitled to vote thereat as of the Record Date shall constitute a quorum for the transaction of business at the Annual Meeting.

What vote is required to approve each matter to be considered at our Annual Meeting?

Election of Class II Directors (Proposal One). Our by-laws provide for a plurality voting standard for the election of directors in uncontested elections. An abstention or a broker non-vote on Proposal One will not have any effect on the election of the director.

Ratification of the Appointment of Deloitte as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025 (Proposal Two). The affirmative vote of a majority of the votes cast is required for the approval of Proposal Two. An abstention on Proposal Two will not have any effect on Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

Reverse Stock Split Proposal (Proposal Three). The affirmative vote of a majority of the votes cast is required for the approval of Proposal Three. An abstention on Proposal Three will not have any effect on Proposal Three. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Three.

Advisory Vote on Executive Compensation (Proposal Four). The affirmative vote of a majority of the votes cast is required for approval of Proposal Four. An abstention or a broker non-vote will not affect the outcome of Proposal Four.

Adjournment of the Annual Meeting (Proposal Five). The affirmative vote of a majority of the votes cast is required for the approval of Proposal Five. An abstention on Proposal Five will not have any effect on Proposal Five. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Five.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Notice or proxy card?

If you hold your shares in more than one account, you will receive a Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or follow the voting instructions on the Notice or proxy card for each account to vote your shares. To ensure that all your shares are represented at the Annual Meeting, we recommend that you vote with regard to every Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock or Series E Preferred Stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

●	“FOR” the election of two Class II director nominees;
●	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2025;
●	“FOR” the approval of the Reverse Split Proposal; and
●	“FOR” the approval, on a non-binding advisory basis, of named executive officer compensation; and
●	“FOR” the Adjournment Proposal.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions, your shares:

●	will be counted as present for purposes of establishing a quorum;
●	will be voted in accordance with the broker’s, bank’s or other nominee’s discretion the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal Two); on Reverse Split Proposal (Proposal Three); and on the Adjournment Proposal (Proposal Five).
●	will not be voted in connection with the election of two Class II director nominees named in this proxy statement (Proposal One), or the approval, on a non-binding advisory basis, of named executive officer compensation (Proposal Four), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results of the proposals to be presented at the Annual Meeting.

Our Board of Directors knows of no matter to be presented at the Annual Meeting other than as described above. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the costs?

This proxy solicitation is being made on behalf of the Board. The Company has engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements (not to exceed $5,000 without our written approval) which are not expected to exceed $69,570 in total. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Will a stockholder list be available for inspection?

In accordance with the DGCL, a list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 100 Campus Drive, Florham Park, New Jersey 07932.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions toll free at 1-866-540-7095 or via mail at the Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. Stockholders can also contact Investor Relations, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932, by telephone at (608) 441-8120 or by e-mail to investors@cellectar.com in this manner to indicate that they wish to receive separate sets of proxy materials, or to request that we send only a single set of materials, as applicable. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

When are stockholder proposals or director nominations due for next year’s Annual Meeting?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our by-laws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2026 annual meeting of stockholders, we must receive the proposal at our executive offices at 100 Campus Drive, Florham Park, New Jersey 07932, no later than [•], 2026.

Pursuant to our by-laws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 13, 2026, and not later than March 15, 2026 and must otherwise comply with the requirements set forth in our by-laws. Any proposal or nomination should be addressed to the attention of the Secretary, and we suggest that it be sent by certified mail, return receipt requested or through another mailing service that provides tracking information and proof of receipt.

In addition to satisfying the requirements of our by-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2026.

Who can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact the Company’s Secretary at 100 Campus Drive, Florham Park, New Jersey 07932 or by telephone at (608) 441-8120.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors divided into three classes: Class I, Class II and Class III. Each director serves a term of three years and until his or her successor is duly elected and qualified. This year, the term of the Class II directors is expiring.

Our Board of Directors has nominated James V. Caruso and Frederick W. Driscoll to serve as Class II directors for a three-year term, until the 2028 Annual Meeting of Stockholders.

If a nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our nominees have consented to being named in this proxy statement and have agreed to serve if reelected, and our Board of Directors has no reason to believe that the nominees will be unable to serve.

Our directors as of the date hereof are as follows:

Name	Class	Age	Director Since	Board Committee
James V. Caruso(1)	II	66	2015	‒
Douglas J. Swirsky(2)	III	55	2017	Compensation, Nominating and Corporate Governance
Asher Chanan-Khan, M.B.B.S., M.D.	I	56	2021	Audit
Frederick W. Driscoll	II	74	2017	Compensation, Audit (Chair)
Stefan D. Loren, Ph.D.	III	61	2015	Nominating and Corporate Governance (Chair), Audit
John Neis	I	69	2008	Compensation (Chair), Nominating and Corporate Governance

(1)	President and Chief Executive Officer

(2)	Chairman of the Board

The following biographical descriptions set forth certain information with respect to the nominees for election as Class II directors as well as the continuing directors who are not up for election at the Annual Meeting.

Class II Director Nominees – Term Expiring 2028

James V. Caruso. Mr. Caruso has served as President, Chief Executive Officer and a director of the Company since June 2015. Mr. Caruso came to Cellectar from Hip Innovation Technology, a medical device company where he was a founder and served as Executive Vice President and Chief Operating Officer from August 2010 to June 2015, and he currently serves on their board. Prior to his time at Hip Innovation Technology, he was Executive Vice President and Chief Commercial Officer of Allos Therapeutics, Inc., an oncology company acquired by Spectrum Pharmaceuticals, from June 2006 to August 2010. He was also Senior Vice President, Sales and Marketing, from June 2002 to May 2005, at Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation. In addition, Mr. Caruso has held key positions at several well-known pharmaceutical companies, including Novartis, where he was Vice President of Neuroscience Specialty Sales, BASF Pharmaceuticals-Knoll, where he was Vice President, Sales, and Bristol-Myers Squibb Company in several senior roles. Mr. Caruso earned a Bachelor of Science degree in Finance from the University of Nevada. Mr. Caruso’s extensive experience in the biotechnology industry and his recent experience as our Chief Executive Officer make him a highly qualified member of our Board of Directors.

Frederick W. Driscoll. Mr. Driscoll has served as a director of the Company since April 2017. Mr. Driscoll previously served as Interim CFO for Invivyd, Inc., a biopharmaceutical company developing antibody therapies for infectious diseases, a position he held from October 2022 to September 2023. Mr. Driscoll served as CFO of Renovacor from March to June in 2022, while the company was in the process of being sold to Rocket Pharmaceuticals. Mr. Driscoll served as Chief Financial Officer at Flexion Therapeutics, a biopharmaceutical company, from 2013 to 2017, spearheading an initial public offering in 2014. Prior to joining Flexion, he was Chief Financial Officer at Novavax, Inc., a publicly traded biopharmaceutical company, from 2009 to 2013. From 2008 to 2009, Mr. Driscoll served as Chief Executive Officer of Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company later acquired by GlaxoSmithKline. He previously served as Genelabs’ Chief Financial Officer from 2007 to 2008. From 2000 to 2006, Mr. Driscoll served as Chief Executive Officer at OXiGENE, Inc., a biopharmaceutical company. Mr. Driscoll has also served as Chairman of the Board and Audit Committee Chair at OXiGENE and as a member of the Audit Committee for Cynapsus, a specialty central nervous system pharmaceutical company which was sold to Sunovion Pharmaceuticals in 2016. Mr. Driscoll earned a Bachelor’s degree in accounting and finance from Bentley University. Mr. Driscoll is a member of the board of directors of Cue Biopharma and MEI Pharma and was a member of the board of directors of ImmunityBio, Inc. until March 2021. Mr. Driscoll’s significant corporate management and board experience at multiple biotechnology companies as well as his strong financial background make him a highly qualified member of our Board of Directors.

Recommendation

Our Board of Directors recommends that you vote FOR the election of Mr. Caruso and Mr. Driscoll.

Continuing Directors

Class III Director Nominees – Term Expiring 2026

Stefan D. Loren, Ph.D. Dr. Loren has served as a director of the Company since June 2015. Dr. Loren is currently a managing director with Oppenheimer and Company’s healthcare investment banking group, a position he has held since November 2017. Prior to this position, he was the founder and managing member of Loren Capital Strategy (LCS), a strategic consulting and investment firm focused on life science companies since February 2014. Prior to LCS, he headed the life science practice of Westwicke Partners, a healthcare-focused consulting firm from July 2008 to February 2014. Prior to joining Westwicke, he worked as an Analyst/Portfolio Manager with Perceptive Advisors, a health care hedge fund, and MTB Investment Advisors, a long-term oriented family of equity funds. His focus areas included biotechnology, specialty pharmaceuticals, life science tools, and health care service companies. Prior to moving to the buy side, Dr. Loren was Managing Director, Health Care Specialist/Desk Analyst for Legg Mason where he discovered, evaluated, and communicated investment opportunities in the health care area to select clients. In addition, he assisted both advising management teams on strategic options. He started his Wall Street career as a sell side analyst at Legg Mason covering biotechnology, specialty pharmaceuticals, life science tools, pharmaceuticals, and chemistry outsourcing companies. In his research career, Dr. Loren was an early member of Abbott Laboratories Advanced Technologies Division, analyzing and integrating new technological advances in Abbott’s pharmaceutical research. Prior to that, he was a researcher at The Scripps Research Institute, a nonprofit American medical research facility, working with Nobel Laureate K. Barry Sharpless on novel synthetic routes to chiral drugs. Dr. Loren received a doctorate in Organic Chemistry from the University of California at Berkeley and an undergraduate degree in Chemistry from UCSD. His scientific work has been featured in Scientific American, Time, Newsweek, and Discover, as well as other periodicals and journals. Dr. Loren’s extensive experience in the biotechnology and financial industries make him a highly qualified member of our Board of Directors.

Douglas J. Swirsky. Mr. Swirsky has served as a director of the Company since April 2017 and as Chairman of the Board since August 2017. Since March 2023, Mr. Swirsky has served as Chief Financial Officer of MaxCyte, Inc., a publicly traded life sciences company. Prior to joining MaxCyte, Mr. Swirsky served as Chief Financial Officer and Treasurer of AavantiBio, Inc., a privately held biotechnology company from February 2021 to December 2022, and previously served as AavantiBio’s Interim President and a director from May 2020 to October 2020. Prior to AavantiBio, Mr. Swirsky served as President, Chief Executive Officer and a director of Rexahn Pharmaceuticals, a clinical-stage biopharmaceutical company from November 2018 to November 2020, having previously served as Rexahn’s President and Chief Financial Officer from January 2018 until his appointment as CEO. Prior to Rexahn, Mr. Swirsky served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage biopharmaceutical company, from 2013 to June 2017. From 2006 until his appointment as CEO in 2013, Mr. Swirsky served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of GenVec. Mr. Swirsky previously held investment banking positions at Stifel, UBS, PaineWebber, Morgan Stanley, and Legg Mason. His experience also includes positions in public accounting and consulting. Mr. Swirsky received his undergraduate degree in business administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a CFA® charterholder and is licensed as a Certified Public Accountant in the state of Maryland. Within the past five years, Mr. Swirsky has also served on the board of NeuroBo Pharmaceuticals, Inc. Mr. Swirsky’s distinguished career in financial services and corporate management, including his investment banking experience and his experience serving as a principal executive officer and principal financial officer, make him a highly qualified member of our Board of Directors. Mr. Swirsky has completed the NACD Directorship Certification® program, demonstrating his commitment to excellence in corporate governance. He also holds the CERT Certificate in Cybersecurity Oversight, issued by Carnegie Mellon University’s Software Engineering Institute in collaboration with the NACD, strengthening his ability to oversee cybersecurity strategy and risk.

Class I Directors – Term Expiring 2027

Asher Chanan-Khan, M.B.B.S., M.D. Dr. Chanan-Khan has served as a director of the Company since June 2021. Dr. Chanan-Khan currently serves as Professor of Medicine & Oncology at the Mayo Clinic School of Medicine, a position he has held since November 2011. He served as Chair, Department of Hematology & Oncology at the Mayo Clinic, Florida from October 2011 to January 2018. Prior to joining Mayo Clinic, Dr. Chanan-Khan spent over a decade as an attending physician at the Roswell Park Comprehensive Cancer Center. He was a tenured member of the Faculty of Medicine at the State University of New York (SUNY) Buffalo. Dr. Chanan-Khan received his Bachelor of Medicine and Bachelor of Surgery from the Allama Iqbal Medical College of Punjab University in Lahore Pakistan. He then completed an internship and residency in Internal Medicine from the College of Physicians & Surgeons at Columbia University in New York followed by fellowships in Hematology and Medical Oncology from New York University. In addition, he also completed a fellowship in translational research from Dr. Takeshita’s laboratory at NYU. Dr. Chanan-Khan’s extensive experience in oncology and hematology make him a highly qualified member of our Board of Directors.

John Neis. Mr. Neis has served as a director of the Company since April 2011 and served as a director of our predecessor company since 2008. Mr. Neis is a Managing Director of Venture Investors LLC, a healthcare-focused venture capital firm, a position he has held since 2021. He led the firm and headed the firm’s Health Care practice from 2000 to 2021. He serves on the Board of Directors of privately held Delphinus Medical Technologies, Inc. and Health Scholars, Inc. He also serves on the Board of Directors of the National Venture Capital Association and the Wisconsin Technology Council, the science and technology advisor to Wisconsin’s Governor and Legislature. He serves on the Board of Trustees at the Morgridge Institute for Research. He also serves on the Weinert Applied Ventures Program Advisory Board in the School of Business and chairs the Tandem Press Advisory Board in the School of Education at the University of Wisconsin – Madison. He holds a B.S. in finance from the University of Utah, and received a M.S. in Marketing and Finance from the University of Wisconsin – Madison. He is a Chartered Financial Analyst. Mr. Neis’ extensive experience leading emerging companies and his financial experience makes him a highly qualified member of our Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 concerns the ratification of the appointment by our Audit Committee of Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Under the rules of the SEC and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter. If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Deloitte will attend the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Changes in Independent Registered Public Accounting Firm

On July 15, 2024, our Audit Committee engaged Deloitte as the Company’s independent registered public accounting firm, upon the completion of a comprehensive selection process. The Company’s prior auditors, Baker Tilly US, LLP (“Baker Tilly”), were dismissed on July 8, 2024, as reported in the Company’s Form 8-K dated July 11, 2024.

Baker Tilly’s reports on the Company’s consolidated financial statements which were included in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2023, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except that such report contained an explanatory paragraph in respect to uncertainty, raising substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal year ended December 31, 2023, and the subsequent interim period through July 8, 2024, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to Baker Tilly’s satisfaction, would have caused Baker Tilly to make reference thereto in Baker Tilly’s reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K except with respect to the material weaknesses described in the Company’s Current Report on Form 8-K filed on July 11, 2024.

The Company provided Baker Tilly with a copy of the foregoing disclosures as included in our Current Report on Form 8-K dated July 11, 2024, and requested that Baker Tilly furnish a letter addressed to the SEC stating whether it agrees with the foregoing disclosures. A copy of Baker Tilly’s letter, dated July 11, 2024, is filed as Exhibit 16.1 to that Current Report on Form 8-K.

During the fiscal year ended December 31, 2023, and the subsequent interim period through July 8, 2024, neither the Company nor anyone on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On August 28, 2024, the Audit Committee of the Board engaged Deloitte to re-audit the Company’s financial statements for the fiscal years ended December 31, 2023 and 2022. Management had determined that the accounting for certain warrants and preferred stock issued by the Company was incorrect, necessitating an in-depth review. Management’s review identified material misstatements related to the accounting treatment for the warrants in question, previously issued preferred stock, and certain expenses previously classified as research and development should have been classified as general and administrative, necessitating a restatement of the previously issued financial statements for the same periods. On October 29, 2024, the Company filed an Amendment to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 to amend and restate the financial statements in such report and an amended Form 10-K/A that provided restated audited financial statements for the years ended December 31, 2023 and 2022.

Audit and Other Fees Paid to Baker Tilly

The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Baker Tilly, including its affiliates, for the audit of our annual financial statements for the fiscal year ended December 31, 2023:

Fee Category	Fiscal 2023
Audit fees	$483,048
Audit-related fees	–
Tax fees	–
All other fees	–
Total fees	$483,048

Audit Fees. Audit fees were for professional services rendered for the audit of our annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings.

Audit-Related Fees. Audit-related fees include fees for assurance and related services by the principal accountant that are reasonably related to the performance of audit and reviews but that are not included under “Audit Fees” above.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance and planning and mergers and acquisitions.

All Other Fees. All other fees include assistance with miscellaneous reporting requirements and interpretation of technical issues.

Our Audit Committee has determined that the services Baker Tilly performed for us during fiscal 2023 were at all times compatible with its independence.

Audit and Other Fees Paid to Deloitte & Touche, LLP

On July 15, 2024, our Audit Committee engaged Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Deloitte, including its affiliates, for the audit of our annual financial statements for the fiscal year ended December 31, 2024 and other services provided during the year:

Fee Category	Fiscal 2024
Audit fees	$1,883,941
Audit-related fees	–
Tax fees	–
All other fees	–
Total fees	$1,883,941

Audit Fees. Audit fees were for professional services rendered for the audit of our annual financial statements, the review of quarterly financial statements and the preparation of statutory and regulatory filings. The audit fees for the fiscal year ended December 31, 2024, are inclusive of fees related to the restatement of the Company’s annual financial statements for the fiscal years ended December 31, 2023, and December 31, 2022.

Audit-Related Fees. Audit-related fees include fees for assurance and related services by the principal accountant that are reasonably related to the performance of audit and reviews but that are not included under “Audit Fees” above.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance and planning and mergers and acquisitions.

All Other Fees. All other fees include assistance with miscellaneous reporting requirements and interpretation of technical issues.

Our Audit Committee has determined that the services Deloitte performed for us during fiscal 2024 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee approves each engagement for audit and non-audit services before we engage our independent auditor to provide those services.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage our independent auditor to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Baker Tilly and Deloitte for the fiscal year ended December 31, 2024, were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Recommendation

Our Board of Directors and the Audit Committee recommend that you vote FOR ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT

The Board appointed the Audit Committee to review the Company’s financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee directed management in 2024 to solicit a request for proposal (“RFP”) from several independent public accounting firms to serve as the independent registered public accounting firm for the year ending December 31, 2024. At the conclusion of the proposal process, the Audit Committee selected Deloitte as the Company’s independent registered public accounting firm based on the consideration of the criteria in the RFP, including: firm strength, team background/strength, independence, quality of service, audit approach including integration with specialists, and communication, among others.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and affirming their independence on an annual basis. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we have:

●	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2024, with management and Deloitte;

●	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

●	received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board; and

●	discussed the independence of Deloitte with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC. The Audit Committee also appointed Deloitte as our independent registered public accounting firm for fiscal year ending December 31, 2025.

Submitted by the Audit Committee of our Board of Directors,

Frederick W. Driscoll, Chairman
Asher Chanan-Khan, M.B.B.S., M.D.
Stefan D. Loren, Ph.D.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO BETWEEN 1:10 AND 1:30, IF AND WHEN DETERMINED BY OUR BOARD OF DIRECTORS

Overview

This proposal, if approved, would not immediately cause a reverse stock split, but rather would grant authorization to our Board to effect a reverse stock split (without reducing the number of authorized shares of our common stock), if, and when determined by our Board. Our Board has deemed it advisable, approved and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio between one-for-ten (1:10) and one-for-twenty (1:30) (the “Split Ratio Range”), in the form set forth in Appendix A to this proxy statement.

If we receive the required stockholder approval, our Board would have the sole authority to elect, at any time prior to June 13, 2026 (the one-year anniversary of the Annual Meeting), whether or not to effect a reverse stock split. Even with stockholder approval of this proposal, our Board will not be obligated to pursue the reverse stock split. Rather, our Board will have the flexibility to decide whether or not a reverse stock split (and at what ratio within the Split Ratio Range) is in the best interests of the Company.

If approved by our stockholders and following such approval our Board determines that effecting a reverse stock split is in the best interests of the Company and our stockholders, the reverse stock split would become effective upon filing an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. As filed, the amendment would state the number of outstanding shares to be combined into one share of our common stock, at the ratio approved by our Board within the Split Ratio Range. The amendment would not change the par value of our common stock and would not impact the total number of authorized shares of our common stock. Therefore, upon effectiveness of a reverse stock split, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock.

We are currently considering alternatives to the proposed reverse stock split. However, if such alternatives do not have the effect of allowing the Company to regain compliance with the Nasdaq Capital Market’s minimum bid price requirement, we intend to effect the reverse stock split to regain compliance. Under Section 242(c) of the Delaware General Corporation Law, however, our Board has reserved the right, notwithstanding our stockholders’ approval of the proposed amendment of the Certificate of Incorporation at the annual meeting, to abandon the proposed amendment at any time (without further action by our stockholders) before the amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Our Board may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the Certificate of Incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per-share market price of our common stock, business developments and our actual and projected financial performance. If the closing bid price of our common stock on the Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, our Board may decide to abandon the filing of the proposed amendment of the Certificate of Incorporation.

Purpose and Overview of the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per-share trading price of our common stock to continue our listing on the Nasdaq Capital Market. To maintain listing, the Nasdaq Capital Market requires, among other things, that our common stock maintain a minimum closing bid price of $1.00 per share. On April [•], 2025, the closing bid price for our common stock on the Nasdaq Capital Market was $[●] per share.

On January 30, 2025, we received a deficiency letter from the Nasdaq Stock Market notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum bid price. In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until July 29, 2025, to regain compliance. The Company intends to seek an extension from Nasdaq. If the Company does not regain compliance with the minimum bid price rule, Nasdaq will provide written notification to the Company that its common stock may be delisted.

Our Board is seeking stockholder approval for the authority to effectuate the reverse stock split as a means of increasing the share price of our common stock at or above $1.00 per share in order to avoid further action by Nasdaq, in the event we are not able to satisfy the minimum bid price requirement in adequate time before the deadline. We expect that the reverse stock split would increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on the Nasdaq Capital Market. We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

In addition, we believe that the low per-share market price of our common stock impairs its marketability to, and acceptance by, institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of our common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of our common stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of our common stock.

We also believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per-share price of our common stock, we believe this increase would enhance our ability to attract and retain employees and service providers. Further, the reverse stock split will result in additional authorized and unissued shares becoming available for general corporate purposes as the Board may determine from time to time, including for use under its equity compensation plans.

We believe that the decrease in the number of shares of our outstanding common stock because of the reverse stock split, and the anticipated increase in the price per share, would possibly promote greater liquidity for our stockholders with respect to their shares. However, liquidity may be adversely affected by the reduced number of shares that would be outstanding if the reverse stock split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effectuated.

There can be no assurance that the reverse stock split would achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse stock split would increase proportionately with the reverse stock split, or that any increase would be sustained for any period of time.

If our stockholders do not approve this proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least ten consecutive trading days before July 29, 2025 (or before the end of an extended compliance period, if granted), we expect our common stock to be subject to a delisting action by the Nasdaq Capital Market. In the event that certain alternatives to the reverse stock split are not effective in assisting the stock price of our common stock in reaching the minimum bid level required by the Nasdaq Capital Market, we believe the reverse stock split would be the best option in order to regain compliance, although effecting the reverse stock split cannot guarantee that we would be in compliance with the minimum bid price requirement for even the minimum ten-day trading period required by the Nasdaq Capital Market. Furthermore, the reverse stock split cannot guarantee we would be in compliance with the market capitalization, net worth or stockholders’ equity criteria required to maintain our listing on the Nasdaq Capital Market.

If our common stock were delisted from the Nasdaq Capital Market, trading of our common stock would thereafter be conducted on the OTC Bulletin Board or the “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. To relist shares of our common stock on the Nasdaq Capital Market, we would be required to meet the initial listing requirements for either the Nasdaq Capital Market or the Nasdaq Global Market, which are more stringent than the maintenance requirements.

If our common stock were delisted from the Nasdaq Capital Market and the price of our common stock were below $5.00 at such time, such stock would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. These additional sales practice restrictions would make trading in our common stock more difficult and the market less efficient.

In evaluating whether to seek stockholder approval for the reverse stock split, our Board took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

Even if our stockholders approve the reverse stock split, our Board reserves the right not to effect the reverse stock split if it is not necessary to regain compliance with the minimum bid price or in our Board’s opinion it would not be in the best interests of the Company or our stockholders to effect such reverse stock split.

Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split, if completed, will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share would either exceed or remain in excess of the $1.00 minimum bid price per share as required to maintain the listing of our common stock on the Nasdaq Capital Market;

●	we would otherwise meet the requirements for continued listing of our common stock on the Nasdaq Capital Market;

●	the market price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;

●	the reverse stock split would result in a per-share price that would attract brokers and investors who do not trade in lower-priced stocks;

●	the reverse stock split would result in a per-share price that would increase our ability to attract and retain employees and other service providers; or

●	the reverse stock split would promote greater liquidity for our stockholders with respect to their shares.

In addition, the reverse stock split would reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, increasing the number of authorized but unissued shares of common stock. Therefore, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock following the reverse stock split. The Board may authorize the issuance of the remaining authorized and unissued shares without further stockholder action for a variety of purposes, except as such stockholder approval may be required in particular cases by our Certificate of Incorporation, applicable law or the rules of any stock exchange on which our securities may then be listed. The issuance of additional shares would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock.

The market price of our common stock is based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Principal Effects of the Reverse Stock Split on the Market for Our Common Stock

On April [●], 2025, the closing bid price for our common stock on the Nasdaq Capital Market was $[●] per share. By decreasing the number of shares of our common stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price would be increased. The greater the market price rises above $1.00 per share, the less risk there would be that we would fail to meet the requirements for maintaining the listing of our common stock on the Nasdaq Capital Market. However, there can be no assurance that the market price of the common stock would rise to or maintain any particular level or that we would at all times be able to meet the requirements for maintaining the listing of our common stock on the Nasdaq Capital Market.

Principal Effects of the Reverse Stock Split on Our Common Stock; No Fractional Shares

If our stockholders approve granting our Board the authority to amend our Certificate of Incorporation to effect a reverse stock split, and if our Board decides to effectuate such amendment, the principal effect of the amendment would be to reduce the number of issued and outstanding shares of our common stock, in accordance with the Split Ratio Range, from 46,079,875 shares as of the Record Date to between and including approximately 4,607,987 shares and 1,535,995 shares. If the reverse stock split is effectuated, the total number of shares of our common stock each stockholder holds would be reclassified automatically into the number of shares of our common stock equal to the number of shares of our common stock each stockholder held immediately before the reverse stock split divided by the ratio approved by the Board within the Split Ratio Range.

Effecting the reverse stock split will not change the total authorized number of shares of our common stock. However, the reduction in the issued and outstanding shares would provide more authorized shares available for future issuance.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in such stockholder owning a fractional share. No fractional shares will be issued. As soon as practicable after the amendment to our Certificate of Incorporation is filed, American Stock Transfer & Trust Company, our transfer agent, would aggregate all fractional shares and arrange for them to be sold at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After completing the sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their pro rata shares of the total net proceeds of these sales. The proceeds would be subject to certain taxes as discussed below. In addition, stockholders would not be entitled to receive interest for the period of time between the filing of the amendment to the Certificate of Incorporation and the date a stockholder receives payment for the cashed-out shares. The payment amount would be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder would have no further interest in the Company with respect to such stockholder’s cashed-out fractional shares. A person otherwise entitled to a fractional interest would not have any voting, dividend or other rights except to receive payment as described above.

Principal Effects of the Reverse Stock Split on Outstanding Options and Warrants

As of the Record Date, we had outstanding (a) stock options to purchase an aggregate of [●] shares of our common stock with exercise prices ranging from $[●] to $[●] per share and (b) warrants to purchase an aggregate of [●] shares of our common stock with exercise prices ranging from $[●] to $[●] per share. Under the terms of the stock options and warrants, when the reverse stock split becomes effective, the number of shares of our common stock covered by each of them would be divided by the number of shares being combined into one share of our common stock in the reverse stock split and the exercise or conversion price per share would be increased to a dollar amount equal to the current exercise or conversion price, multiplied by the number of shares being combined into one share of our common stock in the reverse stock split. This results in the same aggregate price being required to be paid upon exercise as was required immediately preceding the reverse stock split. The number of shares reserved under our option plan would decrease by the ratio approved by Board within the Split Ratio Range.

Principal Effects of the Reverse Stock Split on Outstanding Preferred Stock

As of the Record Date, we had outstanding 111.11 shares and 35.6 shares of our Series D Convertible Preferred Stock and Series E Preferred Stock, respectively, with a conversion ratio of 1,000 shares of our common stock to one share of our Series D Convertible Preferred Stock and 10,989 shares of our common stock to one share of our Series E Preferred Stock, respectively. If the reverse stock split is effectuated, the conversion ratio of our Series D Convertible Preferred Stock and Series E Preferred Stock would adjust proportionately to the ratio approved by the Board within the Split Ratio Range.

Principal Effects of the Reverse Stock Split on Legal Ability to Pay Dividends

Our Board has not declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split would have any effect with respect to future distributions, if any, to holders of our common stock.

Accounting Matters

The reverse stock split would not affect the par value of our common stock or preferred stock, which would remain unchanged at $0.00001 per share. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced by the ratio approved by the Board within the Split Ratio Range, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Beneficial Holders of Our Common Stock (Stockholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a broker, in the same manner as registered stockholders whose shares are registered in their names. Brokers would be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, brokers may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. Stockholders holding shares of our common stock with a broker and having any questions in this regard should contact their broker.

Registered “Book-Entry” Holders of Our Common Stock

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would automatically be sent to such stockholder’s address of record indicating the number of shares of our common stock held following the reverse stock split.

If such a stockholder is entitled to a payment in lieu of any fractional share interest, a check would be mailed to the stockholder’s registered address as soon as practicable after the effective time of the reverse stock split. By signing and cashing the check, stockholders would warrant that they owned the shares of our common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. No stockholders would be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is received.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the reverse stock split.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock.

For purposes of this summary a “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. holder.” A “U.S. holder” any beneficial owner of our common stock that for U.S. federal income tax purposes is any of the following:

●	an individual who is or is treated as a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States Persons” have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as “United States Persons” for U.S. federal income tax purposes.

This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss should be recognized upon the reverse stock split. In addition, the aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split generally will be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock surrendered in the reverse stock split was greater than one year as of the date of the exchange.

U.S. Information Reporting and Backup Withholding

Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax at the rate specified in the Code on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the reverse stock split. In particular, gain or loss will not be subject to U.S. federal income or withholding tax with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment or fixed base in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the reverse stock split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

U.S. Information Reporting and Backup Withholding Tax

In general, backup withholding and information reporting will not apply to payments of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the reverse stock split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Interests of Certain Persons

Our officers and directors have an interest in this proposal as a result of their ownership of shares of our common stock. However, we do not believe that our officers or directors have interests in this proposal that are different or greater than those of any of our other stockholders.

Recommendation

Our Board of Directors recommends that you vote FOR the approval of an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio between 1:10 and 1:30, if and when determined by our Board of Directors.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are submitting a proposal to our stockholders for a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation. In accordance with the preference expressed by our stockholders at the 2021 annual meeting, we intend to hold an advisory vote on executive compensation every year.

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Cellectar Biosciences, Inc. approve, on a non-binding advisory basis, the compensation paid to its named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Stockholders.”

Recommendation

Our Board of Directors recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

PROPOSAL 5

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE THE REVERSE SPLIT PROPOSAL

Background

If, at the Annual Meeting, the number of shares of our common stock present or represented and voting in favor of the Reverse Split Proposal is insufficient to approve such proposal, the Board or the Chair of the Annual Meeting, in its or his reasonable discretion, may move to adjourn the Annual Meeting in order to enable our Board to continue to solicit additional proxies in favor of the Reverse Split Proposal.

Our Board believes that if the number of shares of our common stock present in person, virtually or represented by proxy at the Annual Meeting and voting in favor of the Reverse Split Proposal is insufficient to approve such proposal, it is in the best interests of our stockholders to enable our Board to continue to seek to obtain a sufficient number of additional votes to approve the Reverse Split Proposal.

In this proposal, we are asking stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Annual Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn the Annual Meeting, or any adjournment or postponement thereof, to use the additional time to solicit additional proxies in favor of the Reverse Split Proposal.

Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Reverse Split Proposal.

EXECUTIVE OFFICERS

Our executive officers as of the date hereof are as follows:

Name	Age	Position
James V. Caruso	66	President, Chief Executive Officer and Director
Chad J. Kolean	60	Vice President, Secretary and Chief Financial Officer
Jarrod Longcor	52	Chief Operating Officer

Biographical information for Mr. Caruso is provided under the header “Proposal One: Election of Directors.” Biographical information for our executive officers who are not directors is set forth below.

Chad J. Kolean. Mr. Kolean was appointed our Vice President and Chief Financial Officer in February 2022 and our Secretary in April 2022. Mr. Kolean has more than 35 years of experience at both public and private companies. Most recently, he served as Chief Financial Officer of Vivex Biologics, Inc., a developer, manufacturer and distributor of regenerative medical products from October 2019 to January 2022. Prior to his service at Vivex Biologics, Inc., Mr. Kolean served as Chief Financial Officer of Titan Spine, Inc., a designer, manufacturer and distributor of titanium spinal implants from September 2017 to September 2019 (Titan was acquired by Medtronic plc in June 2019). Prior to his time at Vivex, Mr. Kolean served as Chief Financial Officer of Cellectar from May 2014 to September 2017. Before that, Mr. Kolean served as Chief Financial Officer of Pioneer Surgical Technology, Inc., a global manufacturer and distributor of spinal, biological and orthopedic implants from April 2012 until its acquisition by RTI Biologics in July 2013, and Chief Accounting Officer from September 2011 to March 2012. Prior to Pioneer, Mr. Kolean was the Corporate Controller of TomoTherapy, Inc., a publicly traded developer and manufacturer of radiation oncology equipment from July 2010 to August 2011 (TomoTherapy merged with Accuray Incorporated in June 2011). Mr. Kolean also served as Director of Financial Reporting for Pioneer Surgical Technology, Inc. from March 2009 to July 2010. From 2001 to 2008, Mr. Kolean held a number of leadership positions at Metavante Corporation, a provider of banking and payments technologies and services to financial institutions, including: Director of Planning, Analysis and Reporting, Vice President and FSG Controller and Vice President of Shared Services. Prior to his tenure at Metavante, Mr. Kolean held leadership roles at Snap-On Inc., Herman Miller, Inc. and Kaydon Corporation. Mr. Kolean began his career at Arthur Andersen LLP where he practiced as a certified public accountant. Mr. Kolean holds a B.A. in Business Administration from Hope College.

Jarrod Longcor. Mr. Longcor was appointed Chief Operating Officer in February 2022. He previously served as Chief Business Officer from September 2017 to January 2022 and Senior Vice President of Corporate Development and Operations from July 2016 to August 2017. Mr. Longcor brings years of pharmaceutical and biotech experience to Cellectar and was previously the Chief Business Officer for Avillion LLP, a drug development company. In this role, he was responsible for executing the company’s unique co-development partnership strategy. Prior to Avillion, Mr. Longcor was the Vice President of Corporate Development for Rib-X Pharmaceuticals, Inc. (now Melinta Therapeutics), a publicly-traded biopharmaceutical company where he was responsible for identifying and concluding several critical collaborations for the company, including a major discovery collaboration with Sanofi Aventis valued over $700M. Prior to Rib-X, Mr. Longcor held key positions in several small to midsized biotech companies where he was responsible for business development, strategic planning and operations. Mr. Longcor holds a B.S. from Dickinson College, a M.S. from Boston University School of Medicine and an M.B.A. from Saint Joseph’s University’s Haub School of Business.

CORPORATE GOVERNANCE

Classified Board of Directors

Our Board consists of six members and is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Caruso, who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Board Leadership Structure

The Board does not have a formal policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our Company from time to time. Currently, we split these positions with Douglas Swirsky serving as Chairman of the Board and James V. Caruso serving as Chief Executive Officer. We believe that our current separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole.

The duties of our independent Chairman include the following:

●	Oversee that governance policies and practices are in place.

●	Approve board of directors meeting agenda.

●	Work with committee chairs to set committee agendas, considering strategic issues facing the Company, and with input from other directors and the CEO.

●	Preside over board of directors and annual shareholder meetings.

●	Attend committee meetings as appropriate.

●	Coordinate effective communication between respective committee chairs and management.

●	Oversee orientation for new directors and ongoing education for directors.

●	Oversee that the board of directors receives accurate, timely, and clear information on:

o	The Company’s performance;

o	The issues, challenges, and opportunities facing the Company; and

o	Matters reserved to it for decision.

●	Facilitate effective communication and constructive relationships between the board of directors and management.

●	Serve as spokesperson for the board of directors.

●	Meet with shareholders when engagement requested.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter. The composition and responsibilities of each of the committees of our Board of Directors are described below and copies of the charters are available on our website at www.cellectar.com.

Audit Committee. Our Audit Committee is currently composed of Mr. Driscoll (Chairman), Dr. Chanan-Khan and Dr. Loren. The Board has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Exchange Act. The Board has also determined that Mr. Driscoll is an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and members of the Board, and the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee assists the Board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, and our independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our Audit Committee met four times during the fiscal year ended December 31, 2024.

Compensation Committee. Our Compensation Committee is currently composed of Mr. Neis (Chairman), Mr. Driscoll and Mr. Swirsky. The Board has determined that each member of our Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee’s responsibilities include providing recommendations to the Board regarding the compensation levels of directors; approving, or recommending for approval by the Board, the compensation levels of executive officers; providing recommendations to our Board regarding compensation programs; administering our incentive compensation plans and equity-based plans; authorizing grants under our 2021 Plan; and authorizing other equity compensation arrangements. Our Compensation Committee met two times during the fiscal year ended December 31, 2024. The Compensation Committee shall have the authority to retain, at Company expense, independent advisers (including legal counsel, accountants and independent compensation or other consultants) as it determines necessary to carry out its duties, and shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee. In 2021, the Compensation Committee retained Aon/Radford as an independent consultant to advise it on compensation matters. Aon/Radford was engaged directly by and reported directly to our Compensation Committee and did no other work for the Company. The Compensation Committee considered the applicable Nasdaq listing rules and determined that Aon/Radford qualified as an independent compensation consultant in accordance with applicable SEC and Nasdaq listing rules and regulations.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently composed of Dr. Loren (Chairman), Mr. Neis and Mr. Swirsky. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee’s responsibilities include, to the extent deemed necessary or appropriate by the committee: developing and recommending to the Board criteria for the selection of individuals to be considered as candidates for election to the Board; identifying individuals qualified to become members of the Board; making recommendations to the Board regarding its size and composition; approving director nominations to be presented for stockholder approval at the Company’s annual meeting; approving nominations to fill any vacancies on the Board; and developing and recommending corporate governance principles to the Board. Our Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2024.

Director Qualification Standards

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the committee and other members of the Board. The committee may also solicit the opinions of third parties with whom the potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidate or candidates under consideration.

In evaluating the qualifications of any candidate for director, the Nominating and Corporate Governance Committee considers, among other factors, the candidate’s depth of business experience, reputation for personal integrity, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, degree of independence from management, possible conflicts of interest and willingness and ability to serve. The Nominating and Corporate Governance Committee also considers the degree to which the candidate’s skills, experience and background complement or duplicate those of our existing directors and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee considers factors such as gender, ethnicity/race and other characteristics when evaluating how a candidate for director could contribute to the diversity of the Board. In the case of incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee also gives consideration to each director’s prior contributions to the Board. In selecting candidates to recommend for nomination as a director, the Nominating and Corporate Governance Committee abides by our company-wide non-discrimination policy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and uses the same process to evaluate candidates regardless of whether the candidates were recommended by stockholders, directors, management or others. We suggest that stockholders make recommendations by writing to the chairman of the Nominating and Corporate Governance Committee, in care of our offices, with sufficient information about the candidate, his or her work experience, his or her qualifications for director, and his or her references to enable the Nominating and Corporate Governance Committee to evaluate the candidacy properly. We also suggest that stockholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement so as to provide the Nominating and Corporate Governance Committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews. Stockholders may also directly nominate director candidates through the procedures set forth in our by-laws.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics (the “Code”) applicable to our employees, officers and directors. A copy of our Code is available on our principal corporate website at www.cellectar.com. Amendments to the Code or waivers of this Code may be made only by the Audit Committee and the Board of Directors and must be promptly disclosed to stockholders as required by Nasdaq listing rules, SEC regulation or any other law or regulation.

Insider Trading Policy

We have adopted an Insider Trading Policy which governs the purchase, sale and/or any other dispositions of our securities by the Company and its directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our 2024 Annual Report on Form 10-K filed on March 13, 2025.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Role of the Board in Risk Oversight

Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. Our Board’s involvement in risk oversight includes receiving regular reports from members of management and evaluating areas of material risk, including operational, cybersecurity and technology, financial, legal and compliance, regulatory, strategic and competitive, and brand and reputational risks. As a smaller reporting company with a small Board of Directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters. In addition, the Board has delegated risk oversight to each of its committees within their areas of responsibility. Our Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. Our Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. Our Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters. Our Nominating and Corporate Governance Committee also oversees the Company’s environmental, sustainability and governance (ESG) efforts and related risks.

As part of its oversight responsibilities, the Audit Committee receives periodic updates on cybersecurity and information technology matters and related risk exposures from our CFO. For more information on cybersecurity oversight, please refer to Item 1C, “Cybersecurity,” in our Annual Report on Form 10-K for the year ended December 31, 2024.

Evaluations of the Board of Directors

The Board of Directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Nominating and Corporate Governance Committee. The Board of Directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held five meetings during the fiscal year ended December 31, 2024. Each of our directors attended all of the meetings held by the Board and the committees of the Board on which he served during the fiscal year ended December 31, 2024.

Meetings of Independent Directors. Our independent directors are expected, but not required, to meet without management present at least twice per year.

Director Attendance at the Annual Meeting of Stockholders

We encourage our director to attend our annual meetings of stockholders. All of our directors attended the 2024 annual meeting of stockholders.

Prohibition on Hedging and Pledging of Company Securities

We maintain an insider trading policy that applies to our officers, directors and employees that prohibits them from engaging in speculative transactions in our securities, such as short sales, puts, calls, straddles, hedging or monetization transactions, including but not limited to prepaid variable forwards, equity swaps, collars and exchange funds, or similar transactions. Since the adoption of our insider trading policy, the Audit Committee has not granted any such exemptions to the policy’s general prohibition on hedging and pledging.

Communications with the Board

Stockholders and interested parties wishing to communicate with the Board or any director or group of directors should direct their communications to: Secretary, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to the Audit Committee for consideration or referred to the Board of Directors for consideration. Since January 1, 2023, we have not entered into or participated in any transactions in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, other than as described below.

Private Offering

On September 5, 2023, the Company entered into a securities purchase agreement with certain accredited investors, including ADAR1 Partners, LP, certain entities associated with AIGH Capital Management LLC, Laurence W. Lytton, certain entities associated with Nantahala Capital Management, LLC and certain entities associated with Rosalind Advisors, Inc., pursuant to which the Company agreed to issue and sell, in a private placement, (i) 1,225 shares of Series E-1 Convertible Voting Preferred Stock, par value $0.00001 per share (the “Series E-1 Preferred Stock”), (ii) Tranche A Warrants (the “Tranche A Warrants”) to acquire shares of Series E-3 Convertible Voting Preferred Stock and (iii) Tranche B Warrants (the “Tranche B Warrants,” together with the Tranche A Warrants, the “Warrants”) to acquire shares of Series E-4 Convertible Voting Preferred Stock, par value $0.00001 per share (the “Series E-4 Preferred Stock” and together with the Series E-3 Preferred Stock, the “Warrant Shares”) for an aggregate offering price of $24.5 million. ADAR1 Partners, LP, AIGH Capital Management LLC, Laurence W. Lytton, Nantahala Capital Management, LLC and Rosalind Advisors, Inc. are beneficial owners of more than 5% of our outstanding capital stock.

The securities issued and sold to ADAR1 Partners, LP consisted of (i) 162.5 shares of Series E-1 Preferred Stock (convertible to 1,785,714 shares of Common Stock), (ii) Tranche A Warrants to purchase 292.5 shares of Series E-3 Preferred Stock (convertible to 1,836,734 shares of Common Stock) and (iii) Tranche B Warrants to purchase 227.5 shares of Series E-4 Preferred Stock (convertible to 952,380 shares of Common Stock) for an aggregate offering price of $3.25 million (excluding any additional payments in connection with the exercise of the Tranche A Warrants or Tranche B Warrants).

The securities issued and sold to the entities associated with AIGH Capital Management LLC consisted of (i) 175 shares of Series E-1 Preferred Stock (convertible to 1,923,076 shares of Common Stock), (ii) Tranche A Warrants to purchase 315 shares of Series E-3 Preferred Stock (convertible to 1,978,021 shares of Common Stock) and (iii) Tranche B Warrants to purchase 245 shares of Series E-4 Preferred Stock (convertible to 1,025,641 shares of Common Stock) for an aggregate offering price of $3.5 million (excluding any additional payments in connection with the exercise of the Tranche A Warrants or Tranche B Warrants).

The securities issued and sold to Laurence W. Lytton consisted of (i) 160 shares of Series E-1 Preferred Stock (convertible to 1,758,241 shares of Common Stock), (ii) Tranche A Warrants to purchase 288 shares of Series E-3 Preferred Stock (convertible to 1,808,477 shares of Common Stock) and (iii) Tranche B Warrants to purchase 224 shares of Series E-4 Preferred Stock (convertible to 937,728 shares of Common Stock) for an aggregate offering price of $3.2 million (excluding any additional payments in connection with the exercise of the Tranche A Warrants or Tranche B Warrants).

The securities issued and sold to the entities associated with Nantahala Capital Management, LLC consisted of (i) 150 shares of Series E-1 Preferred Stock (convertible to 1,648,349 shares of Common Stock), (ii) Tranche A Warrants to purchase 270 shares of Series E-3 Preferred Stock (convertible to 1,695,446 shares of Common Stock) and (iii) Tranche B Warrants to purchase 210 shares of Series E-4 Preferred Stock (convertible to 879,119 shares of Common Stock) for an aggregate offering price of $3 million (excluding any additional payments in connection with the exercise of the Tranche A Warrants or Tranche B Warrants).

The securities issued and sold to the entities associated with Rosalind Advisors, Inc. consisted of (i) 350 shares of Series E-1 Preferred Stock (convertible to 3,846,153 shares of Common Stock), (ii) Tranche A Warrants to purchase 630 shares of Series E-3 Preferred Stock (convertible to 3,956,043 shares of Common Stock) and (iii) Tranche B Warrants to purchase 490 shares of Series E-4 Preferred Stock (convertible to 2,051,282 shares of Common Stock) for an aggregate offering price of $7 million (excluding any additional payments in connection with the exercise of the Tranche A Warrants or Tranche B Warrants).

In January 2024, the Company announced that all of the Tranche A Warrants were exercised in full.

On July 21, 2024, the Company entered into warrant exercise inducement offer letters (the “Inducement Letters”) with certain accredited investors, including ADAR1 Partners, LP, certain entities associated with AIGH Capital Management LLC, Laurence W. Lytton, certain entities associated with Nantahala Capital Management, LLC, certain entities associated with Kingsbrook Partners LP, Triple Gate Partners, LP, Bigger Capital Fund, LP, District 2 Capital Fund, LP, Healthcare Opportunities Master Fund, LP, The Hewlett Fund, LP and certain entities associated with Rosalind Advisors, Inc., who are holders of the Tranche B Warrants, which were originally issued on September 8, 2023, pursuant to which such holders agreed to exercise for cash their Tranche B Warrants to purchase an amount of shares of the Series E-4 Preferred Stock which is convertible to 6,739,918 shares of the Company’s common stock, in the aggregate, at a reduced, as-converted common stock exercised price of $2.52 per share, in exchange for the Company’s agreement to issue new warrants: (i) the Tranche A inducement warrants are immediately exercisable at an exercise price of $2.52 per share and will expire the earlier of (a) ten trading days following the date of the Company’s public announcement of written notification from the Food and Drug Administration (FDA) that the FDA has assigned a Prescription Drug User Fee Act goal date for review of iopofosine I 131 and (b) July 20, 2029; (ii) the Tranche B inducement warrants are immediately exercisable at an exercise price of $4.00 per share and will expire the earlier of (a) ten trading days following the date of the Company’s public announcement of its receipt of written approval from the FDA of its New Drug Application for iopofosine I 131 and (b) July 20, 2029; and (iii) the Tranche C inducement warrants are immediately exercisable at an exercise price of $5.50 per share and will expire the earlier of (a) ten trading days following the date of the Company’s public announcement that it has recorded quarterly gross revenues from sales of iopofosine I 131 in the United States in excess of $10 million and (b) July 20, 2029 (collectively, the “Inducement Warrants”). The Company received aggregate gross proceeds of approximately $19.4 million from the exercise of the Tranche B Warrants by such holders and the sale of the Inducement Warrants.

The Company agreed to file a registration statement covering the resale of the shares of common stock issuable upon exercise of the Inducement Warrants within 30 days of the date of the Inducement Letters. The Company also agreed with one of the investors, Rosalind Advisors, Inc., not to effect or agree to effect certain subsequent equity issuances until 60 days from the effectiveness of such registration statement, unless waived by Rosalind Advisors, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, there were 46,079,875 shares of our common stock outstanding, 111.11 shares of non-voting Series D Preferred Stock outstanding, and 35.60 shares of Series E Preferred Stock outstanding. The following table provides information regarding beneficial ownership of our common stock as of such date by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each named executive officer; and

●	all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. In these cases, the information with respect to voting and investment power has been provided to us by the security holder. The identification of natural persons having voting or investment power over securities held by a beneficial owner listed in the table below does not constitute an admission of beneficial ownership of any such natural person. Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options or warrants that are exercisable within 60 days of the Record Date.

Unless otherwise indicated, the business address of each person listed in the table below is c/o Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932.

	Common Stock
		Right to
Name and Address of Beneficial Owner	Outstanding	Acquire	Total	Percentage
Entities affiliated with Rosalind Advisors, Inc.(1)	-	7,472,745	7,472,745	9.99	(1)%
Laurence W. Lytton(2)	503,296	3,452,174	3,955,470	7.99%
ADAR1 Partners, LP(3)	545,708	2,716,062	3,261,770	6.68%
Entities affiliated with Nantahala Capital Management, LLC(4)(5)(6)	-	2,507,125	2,507,125	5.16	(4)(5)(6)%
James V. Caruso(7)	49,218	966,411	1,015,629	2.16%
Jarrod Longcor(8)	83,141	456,190	539,331	1.16%
Chad J. Kolean(9)	42,578	239,582	282,160	*
Frederick W. Driscoll	1,941	107,650	109,591	*
Asher Chanan-Khan, M.B.B.S., M.D.	-	100,600	100,600	*
Stefan D. Loren, Ph.D.	-	107,885	107,885	*
John Neis(10)	6,260	107,885	114,145	*
Douglas Swirsky	2,500	161,925	164,425	*
All directors and officers as a group (8 persons)	185,638	2,248,128	2,433,766	5.04%

*	Less than 1%

(1)	Consists of (i) warrants to acquire 1,622,762 shares of Common Stock, (ii) 2,051,281 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (iii) 2,500,001 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (iv) 1,298,701 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. Each of Rosalind Advisors, Inc., Steven Salamon, and Gilad Aharon have shared voting and dispositive power with respect to these shares. The address for Rosalind Advisors, Inc., Rosalind Opportunities Fund I L.P., Mr. Salamon and Mr. Aharon is 15 Wellesley Street West, Suite 326, Toronto, Ontario, M4Y 0G7 Canada. The address for Rosalind Master Fund, L.P. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The address of each of Investor Company ITF Rosalind Opportunities Fund I L.P and Investor Company ITF Rosalind Master Fund L.P. is c/o TD Waterhouse, 77 Bloor Street West, 3rd Floor, Toronto, ON M5S 1M2 Canada. Entities associated with Rosalind are subject to an ownership limitation of 9.99% of common stock.

(2)	Consists of (i) 503,296 shares of Common Stock, (ii) warrants to acquire 777,897 shares of Common Stock, (iii) 937,728 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (iv) 1,142,857 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (v) 593,692 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. The address of the stockholder is 467 Central Park West, New York, NY 10025.

(3)	Consists of (i) 545,708 shares of Common Stock, (ii) 952,380 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (iii) 1,160,714 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (iv) 602,968 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. The selling stockholder’s address is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738.

(4)	Nantahala Capital Partners Limited Partnership holdings consist of (i) 152,145 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (ii) 185,426 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (iii) 96,325 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The business address for Nantahala Capital Partners Limited Partnership is 130 Main St., 2nd Floor, New Canaan, CT 06840.

(5)	NCP RFM LP holdings consist of (i) 174,417 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (ii) 212,570 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (iii) 110,426 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The business address for NCP RFM LP is 130 Main St., 2nd Floor, New Canaan, CT 06840.

(6)	Blackwell Partners LLC - Series A holdings consist of (i) 552,556 shares of Common Stock issuable upon exercise of Tranche A Inducement Warrants, (ii) 673,428 shares of Common Stock issuable upon exercise of Tranche B Inducement Warrants and (iii) 349,832 shares of Common Stock issuable upon exercise of Tranche C Inducement Warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The business address for Blackwell Partners LLC - Series A is 280 South Mangum Street, Suite 210, Durham, NC 27701.

(7)	Shares in the “Right to Acquire” column consists of (i) 1,087 shares of common stock issuable upon the exercise of warrants held by Mr. Caruso and (ii) common stock issuable currently or within 60 days of the Record Date upon exercise of options to purchase 965,324 shares of common stock issued to Mr. Caruso.

(8)	Shares in the “Right to Acquire” column consists of (i) 3,260 shares of common stock issuable upon the exercise of warrants held by Mr. Longcor and (ii) common stock issuable currently or within 60 days of the Record Date upon exercise of options to purchase 452,930 shares of common stock issued to Mr. Longcor.

(9)	Shares in the “Right to Acquire” column consists of common stock issuable currently or within 60 days of the Record Date upon exercise of options to purchase 239,582 shares of common stock issued to Mr. Kolean.

(10)	Consists of shares of common stock held by Advantage Capital Wisconsin Partners I, Limited Partnership. Venture Investors LLC is the submanager and special limited partner of Advantage Capital Wisconsin Partners I, Limited Partnership. The investment decisions of Venture Investors LLC are made collectively by five managers, including Mr. Neis. Each such manager and Mr. Neis disclaim such beneficial ownership except to the extent of his pecuniary interest therein. The address of Mr. Neis is c/o Venture Investors LLC, 505 South Rosa Road, #201, Madison, Wisconsin 53719. Shares in the “Right to Acquire” column consists of common stock issuable currently or within 60 days of the Record Date upon exercise of options to purchase 107,885 shares of common stock issued to Mr. Neis.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

This section provides information, in tabular and narrative formats specified in applicable SEC rules, regarding the amounts of compensation paid to each of our named executive officers, or NEOs, and related information. As a smaller reporting company, the Company has presented such information in accordance with the scaled disclosure requirements permitted under applicable SEC regulations.

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our each of NEOs for the years ended December 31, 2024 and 2023:

2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
James V. Caruso	2024	650,000	–	2,214,000	178,750	–	3,042,750
President and Chief Executive Officer	2023	600,000	107,582	715,140	450,000	92,418	1,965,140
Jarrod Longcor	2024	500,000	–	1,230,000	100,000	–	1,830,000
Chief Operating Officer	2023	480,000	113,758	394,560	288,000	86,242	1,362,560
Chad J. Kolean	2024	425,000	–	713,400	85,000	–	1,223,400
Chief Financial Officer	2023	390,000	112,770	284,960	234,000	87,230	1,108,960

(1)	The reported amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). In the case of stock awards, the grant date fair value was determined based on the stock price on the grant date. All assumptions made regarding the valuation of option awards can be referenced in Note 7 in the Notes to Restated Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2025. The amounts reported for 2024 include stock option awards to Messrs. Caruso, Longcor and Kolean with respect to 900,000 shares, 500,000 shares, and 290,000 shares, respectively, which awards were approved by the Compensation Committee on November 30, 2023, subject to stockholder approval of an amendment to the Company’s 2021 Stock Incentive Plan (the “2021 Plan”) at the 2024 annual meeting of stockholders. Because stockholder approval was received in 2024, these stock option awards are considered granted in 2024 under ASC 718 and are reflected as 2024 compensation in the 2024 Summary Compensation Table.

(2)	Amounts in this column represent bonuses approved by the Compensation Committee based on its annual review of the performance of the executive officers against predetermined financial and strategic objectives established for the year. NEOs are paid the same percentage upon the achievement of financial objectives and may be paid varied percentages upon the achievement of strategic objectives depending on the subject matter.

Equity Awards

As described in Note (1) to the 2024 Summary Compensation Table above, on November 30, 2023 the Compensation Committee approved stock option awards to Messrs. Caruso, Longcor and Kolean with respect to 900,000 shares, 500,000 shares, and 290,000 shares, respectively, subject to stockholder approval of an amendment to the 2021 Plan at the 2024 annual meeting of stockholders. These options are scheduled to vest one-third on the first anniversary of the grant date and in 24 equal monthly installments thereafter, subject to continuous employment with the Company through each vesting date.

Employment Agreements

James V. Caruso. We entered into an employment agreement with Mr. Caruso as of June 15, 2015, as amended and restated on April 15, 2019, and amended on March 12, 2025, pursuant to which Mr. Caruso serves as President and Chief Executive Officer of the Company. Under the agreement, the Company pays Mr. Caruso a base salary that is adjusted from time to time. Mr. Caruso is also eligible for an annual bonus, based on performance, with an initial target of up to 55% of his base salary at the discretion of the Compensation Committee. If Mr. Caruso is terminated other than for cause or by Mr. Caruso for good reason within 12 months after a change in control (i.e. double trigger), he is entitled to severance in an amount equal to (i) 24 months of base salary, (ii) his then applicable target bonus payable over 24 months (a total of 2.0x the annual target bonus payable at the time of termination) and (iii) 24 months of payment or reimbursement of health insurance (equal to the premium paid by the Company prior to the date of termination), each payable in installments over 24 months. Following a termination of employment by the Company without cause or by Mr. Caruso for good reason that is not within 12 months after a change in control, Mr. Caruso is entitled to severance in an amount equal to 12 months base salary plus payment or reimbursement of health insurance for 12 months (equal to the premium paid by the Company prior to the date of termination). Each of the foregoing severance benefits is conditioned on Mr. Caruso’s execution of a release agreement in favor of the Company.

Jarrod Longcor. We entered into an employment agreement with Mr. Longcor as of July 15, 2016, as amended and restated on April 15, 2019, and amended on November 10, 2019 and March 12, 2025. Under the agreement, Mr. Longcor receives a base salary that may be adjusted from time to time. Mr. Longcor is eligible for an annual bonus, based on performance, with an initial target of up to 40% of his base salary. If Mr. Longcor’s employment is terminated other than for cause or by Mr. Longcor for good reason, contingent upon the execution of a release agreement in favor of the Company, Mr. Longcor is entitled to (i) severance in an amount equal to nine months of 75% of Mr. Longcor’s annual base salary, provided that if such termination occurs within 12 months after a change in control (i.e. double trigger), such severance is increased to 18 months of Mr. Longcor’s full base salary, each payable in monthly installments, (ii) payment or reimbursement of health insurance (for nine or 18 months, as applicable), each payable in monthly installments, (iii) a payment amount equal to the annual bonus Mr. Longcor would have received for the calendar year in which the termination occurred prorated for the number of days elapsed in such year, and (iv) outplacement services not to exceed $7,500.

Chad J. Kolean. We entered into an employment agreement with Mr. Kolean as of February 22, 2022. Pursuant to his employment agreement, Mr. Kolean receives a base salary that may be adjusted from time to time and is eligible to receive an annual performance bonus with a target amount equal to 40% of his base salary. In the event of a dismissal without cause or resignation by Mr. Kolean for good reason, Mr. Kolean will be entitled to nine months of severance. In the event of dismissal without cause or resignation by Mr. Kolean for good reason, within the twelve months following a change in control, Mr. Kolean will be entitled to eighteen months of severance.

2024 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2024, with respect to our NEOs.

		Option Awards				Stock Awards
Name	Date of Award	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($/share)	Option Expiration date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
James V. Caruso	11/30/2023(1)	300,060	599,940	$2.65	11/30/2033	—	—
	1/17/2023(1)	333,518	188,482	$1.68	1/17/2033	—	—
	1/25/2022(1)	137,958	3,942	$5.50	1/25/2032	—	—
	3/4/2021	160,000	—	$17.40	3/4/2031	—	—
	2/3/2020	10,000	—	$27.10	2/3/2030	—	—
	1/17/2019	7,500	—	$19.90	1/17/2029	—	—
	10/12/2018	15,000	—	$26.10	10/12/2028	—	—
	5/12/2016	2,000	—	$148.00	5/12/2026	—	—
	6/15/2015	375	—	$2,640.00	6/15/2025	—	—
Jarrod Longcor	11/30/2023(1)	166,700	333,300	$2.65	11/30/2033	—	—
	1/17/2023(1)	184,010	103,990	$1.68	1/17/2033	—	—
	1/25/2022(1)	46,180	1,320	$5.50	1/25/2032	—	—
	3/4/2021	45,000	—	$17.40	3/4/2031	—	—
	2/3/2020	4,000	—	$27.10	2/3/2030	—	—
	1/17/2019	3,000	—	$19.90	1/17/2029	—	—
	10/12/2018	6,300	—	$26.10	10/12/2028	—	—
	9/18/2017	250	—	$183.00	9/18/2027	—	—
	7/15/2016	750	—	$293.00	7/15/2026	—	—
Chad J. Kolean	11/30/2023(1)	96,686	193,314	$2.65	11/30/2033	—	—
	1/17/2023(1)	132,896	75,104	$1.68	1/17/2033	—	—
	2/22/2022(2)	10,000	5,000	$4.90	2/21/2032	—	—

(1)	These options are scheduled to vest one-third on the first anniversary of the grant date and in 24 equal monthly installments thereafter, subject to continuous employment with the Company through each vesting date.
(2)	These options are scheduled to vest annually in increments of one-third over three years from the date of grant.

Pursuant to the terms of the option award agreements, options granted pursuant to the Amended and Restated 2015 Stock Incentive Plan and the 2021 Plan become fully vested upon a termination event within one year following a change in control, as defined in such plans. A termination event is defined as either termination of employment other than for cause or constructive termination resulting from a significant reduction in either the nature or scope of duties and responsibilities, a reduction in compensation or a required relocation.

Policies and Practices Regarding Long-Term Incentive Awards

As described above, in November 2023, the Compensation Committee approved stock option awards to Messrs. Caruso, Longcor and Kolean with respect to 900,000 shares, 500,000 shares, and 290,000 shares, respectively, subject to stockholder approval of an amendment to the 2021 Plan at the 2024 Annual Meeting of Stockholders. Under ASC 718, these stock option awards are considered granted on June 14, 2024, because stockholder approval was received on such date. No other equity awards were granted to the NEOs in 2024. We attempt to make equity awards during periods when we do not have material non-public information (“MNPI”) that could impact our stock price and we do not time the release of MNPI based on equity grant dates.

The following table presents information regarding stock options issued to our NEOs in 2024 with a grant date, under ASC 718, during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

					Percentage change in
					the closing market
					price of the securities
					underlying the award
					between the trading
					day ending
					immediately prior to
					the disclosure of
					material non-public
					information and the
					trading day beginning
		Number of			immediately following
		securities	Exercise price		the disclosure of
		underlying	of the award	Grant date fair	material non-public
Name	Grant Date(1)	the award	($/share)	value of award	information
James V. Caruso	June 14, 2024	900,000	$2.65	$2,214,000	(13.7)%
Jarrod Longcor	June 14, 2024	500,000	$2.65	$1,230,000	(13.7)%
Chad J. Kolean	June 14, 2024	290,000	$2.65	$713,400	(13.7)%

(1)	As noted above, these grants were approved by the Compensation Committee in November 2023, with the exercise price set at the time of approval. Because these grants were subject to stockholder approval at the Company’s 2024 Annual Meeting of Stockholders, the grant date is June 14, 2024 under ASC 718. On June 14, 2024, the Company issued a Current Report on Form 8-K reporting the adoption of the amendment to the 2021 Plan as well as the voting results for the Company’s 2024 Annual Meeting of Stockholders.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Compensation Committee considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us.

Pay Versus Performance

Pay Versus Performance
					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Total Shareholder Return ($)(5)	Net Income (Loss) ($)
2024	3,042,750	1,321,211	1,526,700	708,983	$1.44	(44,581,446)
2023	1,965,140	2,350,558	1,235,760	1,336,841	$13.32	(37,983,496)
2022	1,463,172	146,850	514,617	294,040	$8.22	(28,601,254)

(1)	James V. Caruso served as the Company’s principal executive officer (“PEO”) for the entirety of 2024, 2023 and 2022 and the Company’s other NEOs for 2024, 2023 and 2022 were Chad J. Kolean and Jarrod Longcor.

(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Caruso and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than the principal executive officer for such years.

(3)	Amounts reported in this column represent the compensation actually paid to Mr. Caruso as the Company’s President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2024	2023	2022
Summary Compensation Table - Total Compensation(a)	$3,042,750	$1,965,140	$1,463,172
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(b)	(2,214,000)	(822,722)	(616,697)
+Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards Granted in Fiscal Year(c)	83,992	1,148,400	127,710
+Change in Fair Value of Outstanding and Unvested Option Awards Granted in Prior Fiscal Years(d)	(388,965)	108,626	(430,237)
+Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(e)	690,143	69,462	178,023
+Change in Fair Value as of Vesting Date of Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	139,727	(3,874)	(84,783)
- Fair Value as of Prior Fiscal Year-End of Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	(32,436)	(114,474)	(490,338)
= Compensation Actually Paid	$1,321,211	$2,350,558	$146,850

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

(b)	Represents the aggregate grant date fair value of the stock awards and option awards granted to Mr. Caruso during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(c)	Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Caruso’s outstanding and unvested option awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards held by Mr. Caruso as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(e)	Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to Mr. Caruso and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(f)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award held by Mr. Caruso that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(g)	Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Caruso’s option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(4)	Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Caruso in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average(a)
	2024	2023	2022
Summary Compensation Table - Total Compensation(b)	$1,526,700	$1,235,760	$514,617
- Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year(c)	(971,700)	(453,024)	(132,258)
+Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards Granted in Fiscal Year(d)	36,863	545,600	28,350
+Change in Fair Value of Outstanding and Unvested Option Awards Granted in Prior Fiscal Years(e)	(186,868)	(21,375)	(61,221)
+Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year(f)	269,728	10,771	26,358
+Change in Fair Value as of Vesting Date of Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	49,799	(766)	(12,048)
- Fair Value as of Prior Fiscal Year-End of Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	(15,539)	(22,875)	(69,758)
= Compensation Actually Paid	$708,983	$1,336,841	$294,040

(a)	Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.

(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.

(c)	Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested option awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(e)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(f)	Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(g)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(h)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(5)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2021 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals used to determine our named executive officers’ annual bonus payouts.

As is the case with many companies in the biotechnology industry, the Company’s incentive objectives are generally tied to the Company’s strategic and operational goals rather than financial goals. Accordingly, the Company’s compensation program is less influenced by metrics, such as net income. For 2022, the Company incurred a net loss of $28,601,254 while the “Compensation Actually Paid” for the CEO and for the other NEOs, on average, was $146,850 and $294,040, respectively. For 2023, the Company’s net loss increased to $37,983,496 while the “Compensation Actually Paid” for the CEO and for the other NEOs, on average, increased to $2,350,558 and $1,336,841, respectively. For 2024, the Company’s net loss increased to $44,581,446 while the “Compensation Actually Paid” for the CEO and for the other NEOs, on average, decreased to $1,321,211 and $708,983, respectively.

Because of the weighting of the Company’s executive compensation program towards long-term incentives in the form of stock options, the change in value of “Compensation Actually Paid” is aligned with changes in our TSR. Our TSR, assuming a $100 investment in our common stock as of December 31, 2021, was $8.22, $13.32 and $1.44 as of December 31, 2022, 2023 and 2024, respectively. The “Compensation Actually Paid” for our CEO in 2022, 2023, and 2024 was $146,850, $2,350,558, and $1,321,211, respectively. The average “Compensation Actually Paid” in 2022, 2023, and 2024 for our other NEOs was $294,040, $1,336,841, and $708,983, respectively.

2024 Director Compensation

The following table sets forth certain information about the compensation of our non-employee directors who served during the year ended December 31, 2024:

Name	Year	Director Fees ($)(1)	Option Awards ($)(2)	Total ($)
Asher Chanan-Khan, M.B.B.S., M.D.	2024	$60,000	$148,200	$208,200
Frederick W. Driscoll	2024	60,000	148,200	208,200
Stefan D. Loren, Ph.D.	2024	60,000	148,200	208,200
John Neis	2024	60,000	148,200	208,200
Douglas J. Swirsky	2024	90,000	222,300	312,300

(1)	Director fees consist of annual cash fees for service.

(2)	Granted on December 15, 2023, subject to stockholder approval of an amendment to the 2021 Plan at the 2024 annual meeting of stockholders. Because stockholder approval was received in 2024, these stock option awards are considered granted in 2024 under ASC 718 and are reflected as 2024 compensation in the 2024 Director Compensation Table. These stock options have an exercise price of $2.58 per share and fully vest on the first anniversary of the grant date, subject to continued service through applicable vesting date. The reported amounts represent the aggregate grant date fair value computed in accordance with ASC 718. All assumptions made regarding the valuation of equity awards can be referenced in Note 7 in the Notes to Restated Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2025.

During 2024, we paid each of our non-employee directors a quarterly cash fee of $15,000 ($22,500 for Mr. Swirsky). In addition, in December 2023 we granted to each non-employee director stock options to purchase 60,000 shares (90,000 shares for Mr. Swirsky), which were subject to the approval of an amendment to the 2021 Plan at the 2024 annual meeting of stockholders. Mr. Swirsky receives additional cash remuneration and option awards for his service as Chairman of the Board of the Company. We reimbursed directors for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and undertaking certain matters on our behalf. Directors who are our employees do not receive additional fees for their service as directors.

The aggregate number of option awards outstanding as of December 31, 2024, for each non-employee director was as follows:

Name	Stock Options Outstanding
Asher Chanan-Khan, M.B.B.S., M.D.	100,600
Frederick W. Driscoll	107,650
Stefan D. Loren, Ph.D.	107,885
John Neis	107,885
Douglas J. Swirsky	161,925

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.cellectar.com/ free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April [●], 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about April [●], 2025, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, at https://web.viewproxy.com/clrb/2025. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, is also available on the investor relations page of our website at https://investor.cellectar.com.

We will also provide, without charge, to any stockholder of record or beneficial owner of our common stock as of the Record Date, upon the written or oral request of any such persons, a copy or our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC. Request for such copies should be addressed to the Secretary at: Investor Relations, Cellectar Biosciences, Inc., 100 Campus Drive, Florham Park, New Jersey 07932, by telephone at (608) 441-8120 or by e-mail to investors@cellectar.com.

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Preliminary - Subject to Completion

CELLECTAR
BIOSCIENCES

HAVE YOUR PROXY CARD READY AND PLEASE USE ONE OF THE EASY VOTING METHODS BELOW

Internet:
www.fcrvote.com/CLRB
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1 (866) 402-3905
- Use any touch tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign, and date your Proxy Card
- Fold and return your Proxy Card in the Prepaid Envelope provided

Virtual:
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DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

CONTROL NUMBER

Cellectar Biosciences, Inc.

Annual Meeting of Stockholders

For Stockholders of Record as of April 17, 2025.
Friday, June 13, 2025, 10:00 a.m. Eastern Time.
Annual Meeting will be held virtually via live webcast.
Please visit https://web.viewproxy.com/clrb/2025.

PLEASE FOLD ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY

ANNUAL MEETING OF STOCKHOLDERS
CELLECTAR BIOSCIENCES, INC.
June 13, 2025

This Proxy is solicited by the Board of Directors of Cellectar Bioscience, Inc., which recommends that you vote "FOR" Nominees in Proposal 1 and "FOR" Proposals 2, 3, 4, and 5.

Common Stock

The undersigned hereby appoints James Caruso, Chad Kolean, and Asher Rubin, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of Cellectar Biosciences, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. The Annual Meeting will be held in virtual-only format. In order to attend the meeting, you must first register at https://web.viewproxy.com/clrb/2025 by 11:59 p.m. Eastern Time on June 13, 2025. After registering, you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES VOTED FOR THE PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, AND 5. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Preliminary - Subject to Completion

PLEASE MARK YOUR VOTE AS THIS EXAMPLE ☒

The Board of Directors recommends that you vote "FOR" the two (2) nominees in Proposal 1 and "FOR" Proposals 2, 3, 4, and 5.

NOMINEES:	FOR	WITHHOLD
(1) James V. Caruso	☐	☐
(2) Frederick W. Driscoll	☐	☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

PLEASE FOLD ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Note: To conduct any other business properly brought before the meeting or any adjournment thereof.

______________________________ 2025
Date

____
Signature(s) of Stockholder(s)

____
Title (if applicable)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address change/Comments: If you noted any Address Changes and/or Comments, please mark box. ☐

CONTROL NUMBER

Preliminary - Subject to Completion

CELLECTAR BIOSCIENCES

HAVE YOUR PROXY CARD READY AND PLEASE USE ONE OF THE EASY VOTING METHODS BELOW

Internet:
www.fcrvote.com/CLRB
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1 (866) 402-3905
- Use any touch tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign, and date your Proxy Card
- Fold and return your Proxy Card in the Prepaid Envelope provided

Virtual:
- You must register to attend the meeting online at: **https://web.viewproxy.com/clrb/2025**

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

CONTROL NUMBER

Cellectar Biosciences, Inc.

Annual Meeting of Stockholders

For Stockholders of Record as of April 17, 2025.
Friday, June 13, 2025, 10:00 a.m. Eastern Time.
Annual Meeting will be held virtually via live webcast.
Please visit https://web.viewproxy.com/clrb/2025.

PLEASE FOLD ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY

ANNUAL MEETING OF STOCKHOLDERS
CELLECTAR BIOSCIENCES, INC.
June 13, 2025

This Proxy is solicited by the Board of Directors of Cellectar Bioscience, Inc., which recommends that you vote "FOR" Nominees in Proposal 1 and "FOR" Proposals 2, 3, 4, and 5.

Series E-2

The undersigned hereby appoints James Caruso, Chad Kolean, and Asher Rubin, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Series E-2 Preferred Stock of Cellectar Biosciences, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. The Annual Meeting will be held in virtual-only format. In order to attend the meeting, you must first register at https://web.viewproxy.com/clrb/2025 by 11:59 p.m. Eastern Time on June 13, 2025. After registering, you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES VOTED FOR THE PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, AND 5. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Preliminary - Subject to Completion

PLEASE MARK YOUR VOTE AS THIS EXAMPLE ☒

The Board of Directors recommends that you vote "FOR" the two (2) nominees in Proposal 1 and "FOR" Proposals 2, 3, 4, and 5.

NOMINEES:	FOR	WITHHOLD
(1) James V. Caruso	☐	☐
(2) Frederick W. Driscoll	☐	☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

PLEASE FOLD ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Note: To conduct any other business properly brought before the meeting or any adjournment thereof.

____________________ 2025
Date

____
Signature(s) of Stockholder(s)

____
Title (if applicable)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address change/Comments: If you noted any Address Changes and/or Comments, please mark box. ☐

CONTROL NUMBER